Exhibit 3.1(86)

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

COTT INVESTMENT, L.L.C.

THIS LIMITED LIABILITY COMPANY AGREEMENT is made as of March 30, 2005, by and between COTT CORPORATION and 804340 ONTARIO LIMITED, both being Canadian corporations and both having an address of 207 Queen’s Quay West, Suite 800, Toronto, Ontario, Canada M5J1A7.

BACKGROUND

A. The formation of the Company pursuant to and in accordance with the Act occurred on November 30, 1996. An authorized person, within the meaning of the Act, has executed, delivered and filed the Certificate with the Secretary of State of the State of Delaware.

B. Pursuant to the Limited Liability Company Agreement of the Company by and between the Members dated as of November 30, 1996 (the “Original Agreement”) and an aggregate capital contribution of $1,000, the Members were admitted to the Company as its sole members. As of the date hereof, the Members listed in this Agreement are the only members of the Company.

C. The Members desire to amend and restate the Original Agreement in its entirety pursuant to the terms of this Agreement.

IN CONSIDERATION OF THE MUTUAL AGREEMENTS HEREINAFTER SET FORTH AND SUBJECT TO ALL OF THE TERMS AND CONDITIONS HEREOF, AND INTENDING TO BE LEGALLY BOUND HEREBY, THE PARTIES AGREE AS FOLLOWS:

SECTION 1

Definitions and Construction

1.1 Definitions: As used in this Agreement, the following terms shall have the following meanings:

Act: The Delaware Limited Liability Company Act, 6 Del. C, 18-101 et seq., as amended from time to time.

Affiliate: A Person who, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

Agreement: Unless the context otherwise requires, this Limited Liability Company Agreement.

Certificate: The Company’s Certificate of Formation filed under § 18-201 of the Act to be effective on November 30, 1996, a copy of which is attached hereto and made a part hereof as Exhibit A, and as amended from time to time.

Code: The Internal Revenue Code of 1986, as amended from time to time.

Company: The limited liability company formed pursuant to this Agreement and the Certificate.

Majority Vote: The written consent of Members owning more than fifty percent (50%) of the Ownership Percentages.

Manager: One or more managers designated pursuant to this Agreement or the Members appointed pursuant to Section 5. A Manager need not be a Member of the Company.

Member: Each of the Persons who executes this Agreement as a Member and their respective successors and permitted assigns.

Membership Interest: A Member’s entire interest in the Company, including the right to participate in the management of the business and affairs of the Company and the right to vote on, consent to, or otherwise participate in any decision or action of or by the Members granted pursuant to this Agreement or the Act. The Members’ initial Membership Interests are as set forth in the attached Exhibit B.

Officer: Any one or more persons appointed by this Agreement or the Managers appointed to an official position pursuant to Section 6.

Ownership Percentages: The percentage determined for each Member by dividing such Member’s capital contributions by the capital contributions of all Members.

Person: Any individual, corporation, unincorporated association, general partnership, limited partnership, limited liability company, trust, business trust, joint stock company, or governmental agency or instrumentality and its or their respective heirs, legal representatives, successors and assigns.

1.2 Construction: Terms stated in the masculine gender shall be construed, as appropriate in context, as applying to the feminine gender, and vice versa, and terms stated in either such gender shall be construed, an appropriate in context, as applying to the neuter gender. Terms stated in the singular shall be construed, as appropriate in context, as the plural, and vice versa.

SECTION 2

Limited Liability Company

2.1 Formation: The Members formed a limited liability company under the Act for the purposes set forth in Section 2.4 of this Agreement, effective on the date set forth in the Certificate, November 30, 1996.

2.2 Name: The name of the Company shall be Cott Investment, L.L.C., and the business of the Company shall be conducted under that name.

2.3 Registered Office and Agent: The registered office of the Company shall be located at 103 Springer Building, 3411 Silverside Road, Wilmington, New Castle County, Delaware 19810, or at such other place as the Members may from time to time determine. The Company’s registered agent at such address shall be Organization Services, Inc.

2.4 Purposes: The purposes of the Company are to engage in any lawful act or activity which limited liability companies may carry on under the Act. The Company shall have and may exercise all of the rights and powers granted under the Act to limited liability companies to the extent not inconsistent with this Agreement including, without limitation, the power to borrow money, to secure such borrowing by the granting of security interests in, or the pledge or hypothecation of, its assets, or otherwise, to enter into such business arrangements with respect to its assets as may in the judgment of the Member be necessary, useful or appropriate, and to sell, exchange or otherwise dispose of the Company’s interest in any of its assets, all in accordance with the terms of this Agreement.

2.5 Term: The Company commenced on the effective date set forth in the Certificate, November 30, 1996, and shall continue until the fiftieth anniversary thereof, unless sooner terminated as herein provided or pursuant to law.

2.6 Property Ownership: All assets and property of the Company shall be held in the name of the Company. All property owned by the Company, whether real or personal, tangible or intangible, shall be owned by the Company as an entity and no Member individually shall have any ownership rights in such property. Each Member for itself and its successors and assigns irrevocably waives and releases all rights presently held or hereafter acquired, at law or in equity or by provision of any statute or otherwise to obtain a partition of any property owned by the Company, or any part thereof, and irrevocably consents and agrees that no Member will, at any time, commence or maintain any action for a partition of any such property.

SECTION 3

Capital Contributions, Withdrawals and Accounts; Financing

3.1 Initial Contributions of Members: Each Member has made the initial capital contribution to the Company as set forth in the attached Exhibit B.

3.2 Additional Capital Contributions: If the Members determine that additional capital contributions are required, each Member shall be obligated to contribute within thirty days thereafter, as an additional capital contribution, that part of the funds required which is proportionate to its Membership Interest. Except as set forth in this Section, no additional capital contributions are required to be made by any Member.

3.3 Capital Accounts: The Company shall maintain a separate capital account (the “Capital Account”) for each Member, which account shall reflect the initial and any additional capital contributions made to the company by such Member, allocations to such Member pursuant to Section 4.3 of this Agreement, distributions to such Member pursuant to Sections 4.4 and 12.3 of this Agreement, and otherwise in accordance with federal income tax accounting principles.

3.4 Interest on Capital: No interest shall be paid by the Company on the Members’ capital contributions.

3.5 Withdrawals of Capital: No Member shall be entitled to withdraw any part of its capital in the Company or to receive any capital distribution from the Company except as part of a liquidating distribution as provided in Section 12.3 of this Agreement. All distributions to the Members shall be made in cash.

3.6 Funding: If funds are required for any Company purpose, the Members shall have the authority to obtain the funds required by requiring that additional capital contributions be made or by borrowing, on behalf of the Company, either from third party lending sources or from the Members.

SECTION 4

Profits and Losses; Cash Distributions

4.1 Interests in the Company:

(a) Each Member’s interest in the Company shall consist of its contributions to capital and its Capital Account, its interest in the Company’s Profits and Losses and cash distributions, and its rights, powers, and liabilities as a Member as defined and described in the Act and in this Agreement. The interests of the Members in the Company shall be personal property for all purposes. Each Member shall be deemed to have acquired its interest in the Company concurrently with such Member’s making the initial capital contribution required to be made by it hereunder.

(b) For certain purposes the Members’ interests herein are expressed as “Membership Interests.” The Membership Interest of each Member shall be in the proportion with such Member’s total capital contributions bears to the total capital contributions made by all Members. The Membership Interests of the Members shall be adjusted periodically to reflect additional capital contributions (if any) made by the Members pursuant to Section 3.2 of this Agreement.

4.2 Definition of Profits and Losses: For purposes of this Agreement, “Profits” and “Losses” for each fiscal year or other period shall mean, respectively, an amount equal to the Company’s taxable income or lose for such year or period, determined in accordance with § 703(a) of the Code (but including in the Company’s taxable income or loss, for this purpose, all items of gain, income, loss or deduction required to be separately stated pursuant to § 703 (a)(1) of the Code and income otherwise exempt from tax).

4.3 Allocation of Profits and Losses: Profits and Losses shall be allocated to and among all Members in proportion to their respective Membership Interests.

4.4 Distribution of Available Cash: Cash from operations shall be distributed to the Members, in proportion to their respective Membership Interests, at such times and in such amounts as the Members may from time to time determine.

SECTION 5

Managers

5.1 Management. The business and affairs of the Company shall be managed by its Managers. Subject to Section 7, the Managers shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business.

5.2 Number, Tenure and Qualifications. The number of Managers of the Company shall be fixed from time to time by Majority Vote, but in no instance shall there be less than one Manager. The Company shall initially have three (3) Managers. Each Manager shall hold office until his or her successor shall have been elected and qualified or until his or her earlier death, resignation or removal. Each Manager shall be elected by Majority Vote. As of the date hereof, the initial Managers shall be Tina Dell’Aquila, Catherine Brennan, and Nina A. Corey, each of whom shall serve until she resigns or is replaced by Majority Vote.

5.3 Certain Powers of Managers. Without limiting the generality of Section 5.1, and subject to the requirements of Section 7 for approval by a Majority Vote and to any other provision of this Agreement establishing greater requirements, the Managers shall have power and authority, on behalf of the Company:

A. To acquire property from any Person as the Managers may determine.

B. To borrow money, including guaranteeing the borrowing of money, for the Company from banks, other lending institutions, the Manager, Members, or affiliates of the Manager or Members on such terms as the Managers deem appropriate, and in connection therewith, to hypothecate, encumber and grant security interests in the assets of the Company, to secure repayment of the borrowed sums. No debt shall be contracted or liability incurred by or on behalf of the Company except by the Managers, or to the extent permitted under the Delaware Act, by agents or employees of the Company expressly authorized to contract such debt or incur such liability by the Managers.

C. To purchase liability and other insurance to protect the Company’s property and business.

D. To hold and own any Company real and/or personal properties in the name of the Company.

E. To invest any Company funds temporarily (by way of example and not limitation) in time deposits, short-term governmental obligations, commercial paper or other investments.

F. To execute an behalf of the Company all instruments and documents, including, without limitation, checks; drafts; notes and other negotiable instruments; mortgages or deeds of trust; security agreements; financing statements; documents providing for the acquisition, mortgage or disposition of the Company’s property; assignments; bills of sale; leases; partnership agreements, operating agreements of other limited liability companies; and any other instruments or documents necessary, in the opinion of the Managers, to the business of the Company.

G. To employ accountants, legal counsel, managing agents or other experts to perform services for the Company and to compensate them from Company funds.

H. To enter into any and all other agreements on behalf of the Company, with any other Person for any purpose, in such forms as the Managers may approve.

I. Notwithstanding Section 5.3(F) to designate a bank as depository for Company funds and to authorize the execution of such resolutions as said depository bank may reasonably require designating such person or persons whose signatures shall be required on any checks, drafts, notes, bonds or other instruments withdrawing funds from or incurring obligations to such depository bank and covering related matters.

J. To do and perform all other acts as may be necessary or appropriate to the conduct of the Company’s business. Unless authorized to do so by this Agreement or by the Managers of the Company, no officer, attorney-in-fact, employee or other agent of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable pecuniary for any purpose.

5.4 Liability for Certain Acts. Each Manager shall act in a manner he or she believes in good faith to be in the best interest of the Company and with such care as an ordinarily prudent person in a like position would use under similar circumstances. A Manager is not liable to the Company, its Members, or other Managers for any action taken in managing the business or affairs of the Company if he or she performs the duty of his or her office in compliance with the standard contained in this Section. No Manager has guaranteed nor shall have any obligation with respect to the return of a Member’s capital contributions or profits from the operation of the Company. No Manager shall be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member except loss or damage resulting from intentional misconduct or knowing violation of law or a transaction for which such Manager received a personal benefit in violation or breach of the provisions of this Agreement.

5.5 Managers Have No Exclusive Duty to Company. A Manager shall not be required to manage the Company as his or her sole and exclusive function and he or she may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in such other investments or activities of the Manager or to the income or proceeds derived therefrom. The Manager shall incur no liability to the Company or to any of the Members as a result of engaging in any other business or venture.

5.6 Indemnity of the Managers. Members, Employees and Other Agents. To the fullest extent permitted by Section 18-108 of the Delaware Act, the Company shall indemnify each Manager and Member and make advances for expenses to each Manager and Member arising from any loss, cost, expense, damage, claim or demand, in connection with the Company, the Manager’s or Member’s status as a Manager or Member of the Company, the Manager’s or Member’s participation in the management, business and affairs of the Company or such Manager’s or Member’s activities on behalf of the Company.

5.7 Resignation. Any Manager of the Company may resign at any time by giving written notice to the Members of the Company. The resignation of any Manager shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. The resignation of a Manager as a Manager shall not affect the Manager’s rights as a Member and shall not constitute a withdrawal of the Manager as a Member.

5.8 Removal. A Manager may be removed at any time, with or without cause, by Majority Vote. The removal of a Manager as a Manager shall not affect the Manager’s rights as a Member and shall not constitute a withdrawal by such Manager as a Member.

5.9 Vacancies. Any vacancy occurring for any reason in the office of Manager shall be filled by Majority Vote.

5.10 Salary. The salaries and other compensation of the Managers shall be fixed from time to time by Majority Vote.

5.11 Actions of Managers. No action shall be taken by the Managers with respect to the business and affairs of the Company unless such action has been approved by a majority of the Managers.

5.12 Meetings of Managers. The Managers shall meet annually, without notice, following the annual meeting of the Members. The Managers may set any number of regular meetings by resolution. No notice need be given for any annual or regular meeting of the Managers. Special meetings of the Managers may be called at any time by the President or by any two Managers, on two days’ written notice to each Manager, which notice shall specify the time and place of the meeting. Notice of any such meeting may be waived by an instrument in writing executed before or after the meeting. Managers may attend and participate in meetings either in person or by means of conference telephones or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by means of such communication equipment shall constitute presence in person at such meeting. Attendance in person at such meeting shall constitute a waiver of notice thereof.

5.13 Action in Lieu of Meeting. Any action to be taken at a meeting of the Managers, or any action that may be taken at a meeting of the Managers, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the Managers and any further requirements of law pertaining to such consents have been complied with.

SECTION 6

Officers

6.1 General Provisions. The Officers of the Company shall consist of a President, a Treasurer, and a Secretary, who shall be elected by the Managers, and such other officers as may be elected by the Managers or appointed as provided in this Agreement. Each officer shall perform the functions specified in this Agreement or as otherwise designated by the Managers in their sole discretion. Each Officer shall be elected or appointed for a term of office running until the meeting of the Managers following the next annual meeting of the Members, or such other term as provided by resolution of the Managers or the appointment to office. Each Officer shall serve for the term of office for which he or she is elected or appointed and until his or her successor has been elected or appointed and has qualified or his or her earlier resignation, removal from office, or death. Any two or more offices may be held by the same person, except that the President and the Secretary shall not be the same person.

6.2 President. The President shall be responsible for the general and active management of the operation of the Company subject to the authority of the Managers. The President shall be responsible for the administration of the Company, including general supervision of the policies of the Company and general and active management of the financial affairs of the Company. The initial President shall be Tina Dell’Aquila.

6.3 Vice Presidents. The Company may have one or more Vice Presidents, elected by the Managers, who shall perform such duties and have such powers as may be delegated by the Managers. The initial Vice President shall be Catherine Brennan.

6.4 Secretary. The Secretary shall keep minutes of all meetings of the Members and the Managers and have charge of the company records and shall perform such other duties and have such other powers as may from time to time be delegated to him or her by the President or the Managers. The initial Secretary shall be Mark Halperin.

6.5 Treasurer. The Treasurer shall be charged with the management of the financial affairs of the Company, shall have the power to recommend action concerning the Company’s affairs to the President, and shall perform such other duties and have such other powers as may from time to time be delegated to him or her by the President or the Managers. The initial Treasurer shall be Catherine Brennan.

6.6 Assistant Secretaries and Treasurers. Assistants to the Secretary and Treasurer and such other officers as may be designated from time to time may be appointed by the President or elected by the Managers and shall perform such duties and have such powers as shall be delegated to them by the President or the Managers. The initial Assistant Secretaries shall be Tina Dell’Aquila and Nina A. Corey.

SECTION 7

Rights and Obligations of Members

If the Company has more than one Member, or if the Company’s sole Member is not the sole Manager, then the following actions shall require prior written approval by Majority Vote:

A. the sale, exchange or other disposition of all or any part of the Company’s assets;

B. the merger of the Company into another entity;

C. the borrowing of any funds exceeding such amount as may be approved by the Members;

D. the entering into any contract with, consummating any transaction with, or paying any compensation to, a Manager, a Member, or any Affiliate of the Manager or any Member;

E. the confession of any judgment against the Company or the voluntary declaration of bankruptcy by the Company;

F. the admission of additional Members;

G. the acquisition of any real property or an ownership interest in another entity;

H. any request for additional capital from the Members.

SECTION 8

Action by Members

Each Member shall have the right to one vote. Members shall act by Majority Vote.

SECTION 9

Financial Matters

9.1 Deposits and Investments: The funds of the Company shall be deposited in the name of the Company in accounts designated by the Managers in brokerage houses, banks or banking institutions to be selected by the Managers, or invested in such manner as shall be authorized by the Managers. The Managers shall prescribe such procedures as they shall deem necessary with respect to making such investments and disbursements or withdrawals of Company funds.

9.2 Accounting Period: The Company shall adopt a 52/53 week accounting period ending on the last Thursday in January for both accounting and tax purposes.

9.3 Books of Account: Accurate books of account of the Company shall be maintained by the Managers in accordance with generally accepted accounting principles. In those instances in which more than one accounting principle can be applied, the Managers shall determine which principle will be adopted by the Company. Such books shall be available for examination at any reasonable time by any Member or persons acting on its behalf at the sole expense of such Member, and within forty-five days after the close of each of the first three calendar quarters each Member shall be provided with an unaudited statement of the Company’s financial condition (income statement and balance sheet) as of the close of such quarter. The independent accountants for the Company shall be selected by the Managers.

9.4 Financial Statements: (a) Within 45 days after the close of each calendar year there shall be prepared and submitted to each Member the following financial statements, which shall be audited and accompanied by the report thereon of the independent accountants for the Company:

(1) a balance sheet of the Company as at the end of such year;

(2) a statement of profit and loss for such year;

(3) a statement of the Members’ Capital Accounts and changes therein for such year; and

(4) a statement reflecting each Member’s share of the Company’s Profits and Losses for tax purposes.

(b) The Company shall furnish to each Member such other financial information at such times and prepared in such form as shall reasonably be required by such Member to meet its needs.

9.5 Tax Matters: (a) The Members agree that the Company shall be treated as a partnership for purposes of Federal, state and local income tax and other taxes, and further agree not to take any position or mate any election, in a tax return or otherwise, inconsistent therewith.

(b) The Managers shall cause all required Federal, state and local partnership income, franchise, property and other tax returns, including information returns, to be filed timely with the appropriate office of the Internal Revenue Service or other taxing authority having jurisdiction. As promptly as practical, and in no event later than 45 days after the close of each calendar year, each Member shall receive a copy of each state and Federal income tax return filed by the Company.

(c) All elections required or permitted to be made by the Company, including without limitation the election referred to in Code section 754, and all material decisions with respect to the calculation of its profit or loss for tax purposes, shall be made by the Managers or in such manner as the Managers shall determine.

(d) Cott Corporation is designated as the “Tax Matters Partner” under § 6231(a)(7) of the Code to manage administrative tax proceedings conducted at the partnership level with respect to Company matters. The Tax Matters Partner shall promptly notify each

Member of the occurrence and progress of such proceedings. Any Member has the right to participate in such administrative proceedings relating to the determination of partnership items at the Company level. Expenses of such administrative proceedings undertaken by the Tax Matters Partner will be paid for out of Company assets. Each Member who elects to participate in such proceedings will be responsible for any expenses incurred by such Member in connection with such participation. Further, the cost of any adjustments to a Member and the cost of any resulting audits or adjustments of a Member’s tax return will be borne solely by the affected Member.

SECTION 10

Transactions with Members and Affiliates

The Company shall not engage in any transactions with a Member or the Affiliates of any Member except on an arm’s length basis, as more fully met forth in Section 13.3 of this Agreement. No contract for goods or services between the Company and a Member or an Affiliate of a Member shall be at rates or upon terms less favorable to the Company than those customarily found in contracts for similar goods or services.

SECTION 11

Transfers of Interests

11.1 [Intentionally omitted.]

11.2 No Withdrawal or Resignation: No Member shall have the right to withdraw or resign from the Company prior to completion of liquidation following dissolution and winding up of the Company.

SECTION 12

Dissolution and Winding Up

12.1 Dissolution: The Company shall continue until it is dissolved at the earliest of:

(1) the sale or other disposition of all or substantially all of the Company’s property;

(2) the consent of all Members to dissolution;

(3) the death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event which terminates the continued membership of a Member; or

(4) the entry of a decree of judicial dissolution under the Act.

12.2 Events Terminating Memberships: (a) A Person ceases to be a Member of the Company upon the happening of any of the following events:

(1) Except with the consent of all Members, if a Member:

A. Makes an assignment for the benefit of creditors;

B. Files a voluntary petition in bankruptcy;

C. Is adjudged a bankrupt or insolvent, or has entered against him an order for relief, in any bankruptcy or insolvency proceeding;

D. Files a petition or answer seeking for himself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation;

E. Files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against him in any proceeding of this nature;

F. Seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Member or of all or any substantial part of his properties; or

(2) Except with the consent of all Members, 120 days after the commencement of any proceeding against the Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without his consent or acquiescence of a trustee, receiver or liquidator of the Member or of all or any substantial part of his properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated.

12.3 Winding Up and Liquidation: If the Company is dissolved, it shall be wound up and liquidated in accordance with the requirements of law and the following provisions:

(1) The authority to wind up the Company’s affairs and to supervise its liquidation shall be exercised by the Managers or by a Person designated by the Managers, the Managers or such Person being hereafter referred to as the “Liquidator”.

(2) The Liquidator shall cause the Company’s independent accountants to make a full and proper accounting of the assets, liabilities and operations of the Company, as of and through the date on which all of the assets of the Company shall have been distributed in accordance with the provisions of this Section.

(3) Upon demand by the Liquidator, each Member shall pay to the Company all amounts owed by it to the Company together with any contributions required by law or this Agreement to be made by such Member for the payment of liabilities.

(4) As expeditiously as possible (allowing reasonable time to maximize values in light of prevailing market conditions, but in no event later than one year after the occurrence of an event of dissolution), the Liquidator shall cause all Company properties and assets to be sold and shall distribute the proceeds thereof in the following order of priority:

First, all liabilities and obligations of the Company, other than liabilities or obligations to the Members, shall be paid or the Liquidator shall make reasonable provision therefor (whether by establishment of reserves or otherwise as the Liquidator shall in good faith determine;

Second, all liabilities and obligations of the Company to the Members shall be paid or the Liquidator shall make reasonable provision therefor as aforesaid, but if the proceeds available are insufficient to satisfy all such liabilities and obligations, then each such liability and obligation shall be paid down, first, by that amount (if any) which will cause the obligations to be in proportion to the Members’ respective Membership Interests, and then in the proportion thereof, including all accrued and unpaid interest thereon;

Third, after allocations in accordance with Section 4.3 of this Agreement (but without duplication), any balance shall be distributed to the Members in proportion to the Members’ respective positive Capital Account balances.

The Liquidator shall have power to establish reserves or otherwise provide for the payment of liabilities and obligations of the Company, as aforesaid, in such amounts and by such means as the Liquidator in good faith shall deem appropriate. The saleable assets of the Company may be sold in connection with any liquidation at public or private sale and at much price and upon such terms as the Liquidator in its sole discretion may deem advisable. Any Member and any Person in which any Member is in any way interested may purchase assets at such sale. Distribution of Company assets hereunder shall be made in cash unless otherwise agreed to by all Members.

(5) The provisions of this Agreement shall remain fully operative during the period of winding up and, without limitation, all items of Company income, loss, gain, deduction or credit shall continue to be allocated in a manner herein specified, but the operations of the Company shall be limited to those reasonably incidental to the winding up and liquidation of the affairs of the Company.

SECTION 13

Relationship With the Company

13.1 Information: Members shall have the right to be fully and currently informed of the activities of the Company and to have access, upon reasonable notice and during regular business hours, to all books and records of the Company.

13.2 Arm’s Length Dealing: While the Members are Affiliates, they intend to deal with one another on an arm’s length basis, each Member controlling that Member’s Membership Interest as represented in this Agreement. Each Member shall have an obligation of good faith and fair dealing to the other Member and to the Company, but, any rule of law or equity to the contrary notwithstanding, no Member shall have any fiduciary obligation to the Company or to the other Member by reason of this Agreement or any provision hereof.

13.3 Other Business: Any of the Members may engage in or possess interests in other business ventures of every nature and description, independently or with others, and neither the Company nor the Members shall have any right by virtue of this Agreement in and to such independent ventures or to the income or profits derived therefrom.

SECTION 14

Notices

14.1 Requirements: All notices, consents, requests, reports, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, mailed by certified, first-class mail, postage prepaid, sent by tested facsimile transmission, or delivered by a nationally recognized overnight delivery service to the Partners at their addresses specified herein; or to such other address or to such other person as any party hereto shall have last designated by notice to the other parties hereto.

14.2 Effective Date: All communications hereunder shall be effective and deemed delivered as of the date of personal delivery, or the third business day after being mailed, or the second business day following the dispatch of a facsimile transmission, or the day next following deposit with a nationally recognized overnight delivery service, as the case may be.

SECTION 15

New Members

No new members may be admitted to the Company.

SECTION 16

Governing Law

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

SECTION 17

Miscellaneous

17.1 Binding on Successors: This agreement shall be binding upon the Members and their respective successors and assigns and shall inure to the benefit of the Members and, subject to the provisions hereof, their successors and permitted assigns.

17.2 Amendments: This Agreement may be amended only by an instrument in writing executed by all of the Members. This agreement amends and restates in its entirety the Original Agreement.

17.3 Consent of Members: As to any term of this Agreement which requires the consent or approval of the Members, or which provides that the Members may initiate or take any action, such consent or approval of the Members shall be deemed given if the consent is obtained of Members owning more than fifty percent of the Membership Interests owned by the Members in the aggregate.

17.4 Limited Liability of The Members: No Member nor any Affiliate of a Member shall have any personal liability or obligation hereunder for any debt, liability or obligation of the Company, except that the Members shall be obligated to contribute capital to the Company as provided for in Sections 3.1 and 3.2 hereof. No Member nor any of its Affiliates shall be obligated to lend funds to the Company for any purpose nor shall any of them be responsible for the obligations of any other Member.

17.5 Waiver And Consent: No consent shall be effective unless in writing and no consent or waiver, express or implied, by any Member to or of any breach or default by any other Member in the performance by such other Member of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Member of the same or any other obligations of such Member hereunder. Failure on the part of any Member to complain of any act or failure to act of any other Member or to declare such other Member in default, irrespective of how long such failure continues, shall not constitute a waiver by such Member of its rights hereunder.

17.6 Third Party Beneficiaries: The provisions of this Agreement are for the benefit of the parties hereto and not for any other Person.

17.7 Severability: If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

17.8 Further Assurances: The Members will execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Agreement.

17.9 Captions: Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

17.10 Future Members Bounds: Each and every person who hereafter may become a Member of the Company shall be deemed by virtue thereof to have accepted, adopted and acquiesced in any and all actions theretofore taken or omitted to be taken by the Company and shall be bound thereby.

17.11 Entire Agreement: This Agreement contains the entire agreement among the parties hereto relative to the operations of the Company and supercedes all earlier agreements or understandings, whether oral or in writing.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the year and day first above written.

MEMBERS:

COTT CORPORATION

By:	/s/ Catherine Brennan
Catherine Brennan, Vice President, Treasurer

804340 ONTARIO LIMITED

By:	/s/ Catherine Brennan
Catherine Brennan, Vice President, Treasurer

COTT INVESTMENT, L.L.C.

LIMITED LIABILITY COMPANY AGREEMENT

Index Of Exhibits

Exhibit A – Copy of Certificate of Formation

Exhibit B – Members’ Membership Interests and Related Matters

COTT INVESTMENT, L.L.C.

LIMITED LIABILITY COMPANY AGREEMENT

Exhibit A – Copy of Certificate of Formation

COTT INVESTMENT, L.L.C.

LIMITED LIABILITY COMPANY AGREEMENT

Exhibit B – Members’ Membership Interests and Related Matters

Member	Contribution	Membership Interest
Cott Corporation	$900	90%
804340 Ontario Limited	$100	10%

FIRST AMENDMENT TO

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

This FIRST AMENDMENT TO AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Amendment”) is dated as of October 22, 2013 (the “Effective Date”), and entered into by and among Cott Investment L.L.C., a Delaware limited liability company (the “Company”), and Cott Corporation and 804340 Ontario Limited (the “Members” and together with the Company, each a “Party” and collectively, the “Parties”), and is made with reference to that certain Amended and Restated Limited Liability Company Agreement of the Company dated as of March 30, 2005 (the “LLC Agreement”). Capitalized terms used herein without definition shall have the same meanings herein as set forth in the LLC Agreement.

BACKGROUND

The Parties desire to amend the LLC Agreement pursuant to the below terms and conditions. Pursuant to the LLC Agreement, any amendment to the LLC Agreement requires an agreement in writing executed by all Members.

NOW, THEREFORE, BE IT RESOLVED, that the parties hereto, for good and valuable consideration and intending to be legally bound, agree as follows:

AGREEMENT

1.	Amendment.

1.1	A new Section 11.3 is hereby added to Section 11 of the LLC Agreement and reads as follows:

11.3 Transferability of Membership Interest:

Notwithstanding the forgoing, §18-702 or §18-704 of the Act or anything else in this Agreement or the Act to the contrary and without the consent of the other Members:

(a) A Member may grant a security interest in or against any Membership Interests or any and all rights and privileges related to the Interests and any and all rights or privileges under this Agreement, including, without limitation, any economic or voting or other consensual rights (“Rights”) (collectively a “Pledge”) in which a Member has an interest, and may agree to rights and remedies related to the same pursuant to one or more agreements with any person or entity, to whom the Company or any Member gives, or purports to give, a security interest (including a pledge or other encumbrance) in any assets, which may include membership interests in the Company or any other rights or interests related thereto (a “Secured Party”) (all such agreements, collectively, the “Pledge Agreement”).

(b) A Secured Party may exercise any and all rights and remedies provided to it in a Pledge Agreement, including, without limitation, any rights to cause the transfer of Membership Interests and to exercise voting or consensual rights (with or without the transfer of Membership Interests) to the extent any such rights and remedies are provided for or granted pursuant to the Pledge Agreement.

(c) No Pledge shall, except as otherwise provided in the Pledge Agreement:

(i) cause any Member to cease to be, or have the power to exercise any rights or powers of, a Member; or

(ii) impose any liability on any Secured Party solely as a result of the Pledge

(d) A person or entity that acquires Membership Interests or Rights from a Member pursuant to an exercise of remedies under a Pledge (an “Assignee”) may become a member of the Company pursuant to the exercise of rights granted to the Secured Party and without the need for action or consent by any Member. An Assignee that becomes a member of the Company shall not, except to the extent required by a non-waivable provision of applicable law or as provided in the Pledge Agreement, assume any liabilities of the predecessor Member. Without limiting the foregoing, the Assignee shall not be liable for the assignor’s obligations to make capital contributions under §18-502 of the Act.

Each Member hereby acknowledges and consents to the foregoing provisions and agrees to the right of any Secured Party to enforce that Secured Party’s rights and remedies under a Pledge Agreement without any further action or consent of any Members.

2. No Further Amendment. Except as expressly amended and modified herein, the LLC Agreement shall otherwise remain in full force and effect.

3. Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. The reproduction of signatures by means of fax, pdf or other electronic means shall be treated as though such reproductions are executed originals.

4. Governing Law. This Amendment shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be duly executed and delivered as of the date and year first above written.

MEMBERS:

COTT CORPORATION

By:	/s/ Jason Ausher
Jason Ausher, Treasurer

804340 ONTARIO LIMITED

By:	/s/ Jason Ausher
Jason Ausher, Treasurer

[Signature Page to Amendment No. 1 to Amended and Restated LLC Agreement]

SECOND AMENDMENT TO

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

This SECOND AMENDMENT TO AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Amendment”) is dated as of                     , 2014 (the “Effective Date”), and entered into by and among Cott Corporation and 804340 Ontario Limited (the “Members” and together with Cott Investment, L.L.C. (the “Company”), each a “Party” and collectively, the “Parties”), and is made with reference to that certain Amended and Restated Limited Liability Company Agreement of the Company dated as of March 30, 2005, as amended by that certain First Amendment to Amended and Restated Limited Liability Company Agreement dated as of October 22, 2013 (the “LLC Agreement”). Capitalized terms used herein without definition shall have the meanings herein as set forth in the LLC Agreement.

BACKGROUND

The Parties desire to amend the LLC Agreement pursuant to the below terms and conditions. Pursuant to the LLC Agreement, any amendment to the LLC Agreement requires an agreement in writing executed by all Members.

NOW, THEREFORE, BE IT RESOLVED, that the parties hereto, for good and valuable consideration and intending to be legally bound, agree as follows:

AGREEMENT

1. Amendment. Section 12.3 is hereby amended and restated in its entirety as follows:

12.3 Winding Up and Liquidation: If the Company is dissolved, it shall be wound up and liquidated in accordance with the requirements of law, including the requirements set forth in Sections 18-801 through 18-806 of the Delaware Limited Liability Company Act (6 Del. C. §18-801-806).

2. No Further Amendment. Except as expressly amended and modified herein, the LLC Agreement shall otherwise remain in full force and effect.

3. Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. The reproduction of signatures by means of fax, pdf or other electronic means shall be treated as though such reproductions are executed originals.

4. Governing Law. This Amendment shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflict of laws).

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be duly executed and delivered as of the date and year first above written.

MEMBERS:

COTT CORPORATION

By:	/s/ Marni Morgan Poe
Name: Marni Morgan Poe
Title: Vice President, General Counsel
and Secretary

804340 ONTARIO LIMITED

By:	/s/ Marni Morgan Poe
Name: Marni Morgan Poe
Title: Vice President and Secretary

[Signature Page to Second Amendment to Amended and Restated Limited Liability Company Agreement]

COTT UK ACQUISITION LIMITED

By	/s/ Jerry Hoyle
Name: Jerry Hoyle Title: Director

COTT ACQUISITION LIMITED

By	/s/ Jerry Hoyle
Name: Jerry Hoyle Title: Director

COTT LUXEMBOURG S.A.R.L.

By	/s/ Jerry Hoyle
Name: Jerry Hoyle Title: Class A Manager

By	/s/ Luc Sunnen
Name: Luc Sunnen Title: Class B Manager

COTT DEVELOPMENTS LIMITED

By:	/s/ Jason Ausher
Name: Jason Ausher Title: Director

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